EXHIBIT 99.1

NEWS RELEASE for October 25, 2006 at 4:00 PM EDT

CLARIENT REPORTS 2006 THIRD QUARTER RESULTS
Third Quarter Revenue Increases 86 Percent Compared to Prior Year

Aliso Viejo, Calif. (October 25, 2006) — Clarient, Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today announced financial results for its third quarter 2006. Total net revenue was $9.1 million for the quarter ended September 30, 2006, an increase of 86 percent compared to $4.9 million for the prior year’s third quarter net revenue.  This represents the fourth sequential quarter of double-digit revenue growth for the Company.

Commenting on the third quarter results, Clarient’s President and CEO Ron Andrews said, “Our third quarter results reflect the continued strong momentum of our new business strategy. We are  consistently focused on improving our top line growth, with this quarter’s revenue growth of 86 percent compared to the third quarter of 2005 being the best in the Company’s recent history.  This momentum has been fueled by our Services business which has posted double-digit sequential increases in each quarter since we launched the business in the second quarter of 2004.”

Net loss attributable to common stock for the third quarter of 2006 of $4.0 million translated to a net loss per share of $0.06 compared to a net loss of $0.08 per share for the same period of the prior year.  Net loss for the current quarter includes share-based payment expense of $0.3 million or less than $0.01 per share, due to the implementation of SFAS 123(R) which was not reflected in the results of the prior year.

Financial Highlights

•                  Services group revenue, net of contractual discounts, was $7.9 million in the third quarter of 2006, compared to $3.0 million of net revenue in the same period last year, an increase of 162 percent. Sequentially this represents a 25 percent increase over second quarter 2006.

•                  Technology group revenue was $1.2 million for the third quarter of 2006.  This represents a 37% decrease compared to the same period last year, and an increase of 5% compared to the $1.1 million reported in the second quarter of 2006.  During the quarter, the Company completed the initial software package and the first shipment of ACIS III units.  The Company expects ACIS III to fully launch in the fourth quarter of this year.  ACIS III will be the latest product offering in the Company’s product line of Automated Cellular Imaging System (ACIS®), and its features include increased imaging resolution with a new digital camera, faster scanning speeds, and a user interface designed to make laboratory workflow more effective.  During the quarter, the Company also completed the acquisition of substantially all of the assets of Trestle Holdings, Inc., which adds an additional product line and complements the Company’s current proprietary ACIS®.

Overall gross profit in the third quarter of 2006 was $4.2 million, compared to $2.0 million in the same period last year. Gross margin in the quarter was 46 percent, compared to 41 percent in the third quarter of 2005. The improvement in gross margin was even more substantial for the Services business, rising from 23 percent in the third quarter of 2005 to 45 percent in the third quarter of 2006.  The Company’s overall improvement in gross margin was achieved in spite of  a decrease in gross margin in the Technology business to 53 percent for the quarter from 70 percent for the same period of the prior year due to the continued transition to third party distribution.

•                  Operating expenses were $7.8 million in the third quarter of 2006, an increase of 25 percent compared to $6.2 million in the third quarter of 2005.  On a sequential basis, operating expenses for the third quarter increased by 2 percent.  The increase in operating expenses from 2005 was principally due to incremental share-based payment expense from the implementation of SFAS 123(R), the increase in facility expenses due to the transition to the new facility in Aliso Viejo, CA, and development costs related to ACIS III. Despite these increases, operating expenses as a percentage of net revenue declined in the quarter.

At September 30, 2006, the Company’s cash equivalents and restricted cash were approximately $2.6 million, compared to $2.3 million at the end of the second quarter ending June 30, 2006.  Cash increased from the equity financing received from Safeguard Scientifics in connection with the acquisition of Trestle Holdings, Inc. and borrowings on our revolving line of credit and under the new $5 million accounts receivable line the Company secured in the quarter. Cash was reduced from the loss from operations, the acquisition of Trestle Holdings, Inc., capital expenditures, and debt repayments. The Company once again achieved record cash collections from its Services group for the quarter through streamlining its processes and the overall growth in the business.

Commenting further, Andrews said, “The continued sales growth from our Services business indicates that Clarient is executing on its strategy to provide unparalleled service to our customers. The third quarter shipment of the ACIS III training systems represents the first component of the market launch of this exciting product and is a testimony to our ability to develop innovative technologies in the growing cellular imaging business. While ACIS III development expenses continued to impact overall expenses in the third quarter, our operating expenses as a percentage of sales are coming down as we absorb our growth within our current infrastructure.  The completion of the accounts receivable credit facility provides additional short-term working capital we need to fund our growth, and the acquisition of the assets of Trestle  gives us important new additions to our already strong portfolio of cellular imaging  technology.  With our transition to our new laboratory facility and corporate headquarters behind us, and ACIS III development costs close to completion, we expect to experience continued revenue growth and focus on the bottom line to begin to reduce our operating losses.”

Clarient will discuss third quarter 2006 results on a conference call and live web cast at 5:00 PM EDT today. Call information is available at http://www.clarientinc.com/investor.

About Clarient

Clarient combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide technologies, services and the critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The Company was formed in 1996 to develop and market the ACIS® Automated Cellular Imaging System, an important advance in slide-based testing.  The rise of individualized medicine as the new direction in oncology led the Company in 2004 to expand its business model to provide the full range of leading diagnostic technologies such as flow cytometry and molecular testing in-house, creating a state-of-the-art commercial cancer laboratory and providing the most advanced oncology testing and drug development services available.  Clarient is a Safeguard Scientifics, Inc. partner company.  For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE) builds value in high-growth, revenue-stage information technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies.  The company participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings.  For more information about Safeguard, please visit www.safeguard.com.

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: the Company’s ability to obtain additional financing on acceptable terms or at all, the Company’s ability to  successfully integrate Trestle’s business with its own business , the Company’s ability to continue to develop and expand its services group business and its technology group business, the Company’s ability to execute in integrating its acquired technology assets and intellectual property, the Company’s ability to maintain compliance with financial and other covenants under its credit facilities,  the Company’s ability to timely complete the ACIS III system, the performance and acceptance of the Company’s system in the market place, the success of the Company’s development and distribution arrangement with Dako, the Company’s ability to expand and maintain a successful sales and marketing organization, the Company’s ability to regain compliance with the Nasdaq minimum bid price requirement and to maintain compliance with other Nasdaq continued listing criteria, the Company’s  potential delisting from the Nasdaq Capital Market, the continuation of favorable third party payer reimbursement for tests performed using the Company’s system,  unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, possible changes in FDA regulations affecting clinical laboratories, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, new contracts for instrument sales, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Contact:

Charlene Lu    (949) 362-7345

Clarient, Inc.  clu@clarientinc.com

Clarient , Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenue:

Services group	$7,936	$3,030	$19,818	$7,556
Technology group	1,186	1,876	3,549	6,566
Total revenue, net	9,122	4,906	23,367	14,122

Cost of revenue	4,961	2,893	12,478	8,054

Gross profit	$4,161	$2,013	$10,889	$6,068

Gross margin %	46%	41%	47%	43%

Expenses:
Selling, general and administrative	4,420	3,713	12,811	9,824
Diagnostic services administration	2,270	1,554	6,446	4,525
Research and development	1,087	952	3,445	2,668

Total operating expenses	$7,777	$6,219	$22,702	$17,017

Other expense and taxes, net	334	91	730	153

Net loss attributable to common stock	$(3,950)	$(4,297)	$(12,543)	$(11,102)

Net loss per common share:

Basic & Diluted	$(0.06)	$(0.08)	$(0.19)	$(0.21)

Weighted average number of common shares outstanding	67,339,694	51,854,049	67,007,971	51,748,212

Clarient , Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2006	2005

Cash and restricted cash	$2,620	$9,333
Accounts receivable, net	8,517	4,786
PP&E, net	11,077	8,007
All other assets, net	6,664	3,123

Total assets	$28,878	$25,249

Total liabilities	$24,957	$12,787
Stockholders’ equity	3,921	12,462

Total liabilities and stockholders’ equity	$28,878	$25,249